Exhibit 99.1

Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES COMPLETION OF REDEMPTION OF ALL OUTSTANDING 3.450% SENIOR NOTES AND 3.300% SENIOR NOTES

BOSTON, MASSACHUSETTS - July 6, 2020 - American Tower Corporation (NYSE: AMT) today announced it has completed its previously announced redemption of all of its outstanding 3.450% senior unsecured notes due 2021 and all of its outstanding 3.300% senior unsecured notes due 2021. The Company redeemed the 3.450% notes pursuant to their terms at 103.5980% of their principal amount, plus accrued and unpaid interest up to, but excluding, July 6, 2020. The total aggregate redemption price for the 3.450% notes was approximately $680.3 million, including $6.9 million in accrued and unpaid interest. The Company redeemed the 3.300% notes pursuant to their terms at 101.5090% of their principal amount, plus accrued and unpaid interest up to, but excluding, July 6, 2020. The total aggregate redemption price for the 3.300% notes was approximately $771.0 million, including $9.7 million in accrued and unpaid interest. The Company financed the redemption with borrowings under its $2.35 billion senior unsecured revolving credit facility, as amended and restated in December 2019, and cash on hand. Upon completion of this redemption, none of the 3.450% notes or the 3.300% notes remained outstanding.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 180,000 communications sites. For more information about American Tower, please visit www.americantower.com.

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